EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2011 First Quarter Results

STAMFORD, Conn., Feb. 7, 2011 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2011 first quarter, the three-month period ended December 31, 2010.

For the fiscal 2011 first quarter, Star reported a 31.7 percent increase in total revenues to $459.5 million, compared with total revenues of $348.8 million in the year ago period, due to an increase in home heating oil and propane volume of 17.4 percent and higher selling prices.

Home heating oil and propane volume for the fiscal 2011 first quarter increased by 16.7 million gallons to 112.7 million gallons, reflecting additional volume provided from acquisitions and colder temperatures, somewhat reduced by net customer attrition. Temperatures in Star's geographic areas of operations for the fiscal 2011 first quarter were 5.4 percent colder than the fiscal 2010 first quarter and 2.4 percent colder than normal, as reported by the National Oceanic Atmospheric Administration.

During the fiscal 2011 first quarter, net income increased by $8.6 million, to $20.6 million, due largely to a favorable change in the fair value of derivative instruments along with the aforementioned impact of acquisitions and colder temperatures. During the first quarter of fiscal 2011, Star also recorded a charge of $1.7 million in connection with refinancing its long term debt, with no similar charge during the first quarter of fiscal 2010.

Adjusted EBITDA increased by $7.6 million, to $34.3 million, during the fiscal 2011 first quarter, as the impact of colder temperatures and the Adjusted EBITDA provided by acquisitions more than offset net customer attrition in the base business.

"The Partnership's solid results this quarter reflect the positive impact of acquisitions added in fiscal 2010 along with colder temperatures versus last year," said Dan Donovan, Star Gas Partners Chief Executive Officer. "We continue to keep a lid on costs and stay focused on customer service, while our strong operating results have allowed us to increase the Partnership's quarterly distribution by 6.9 percent. Fiscal 2011 is off to a good start, and we remain dedicated to taking the right steps – including additional acquisitions and other strategic initiatives – to enhance unitholder value going forward."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, February 8, 2011, at 11:00 a.m. (ET). The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com

About Star Gas Partners, L.P.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil/propane; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; and general economic conditions. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2010 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended December 31, 2010.  Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2010	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 13,804	$ 61,062
Receivables, net of allowance of $7,534 and $5,443, respectively	182,965	70,443
Inventories	77,357	66,734
Fair asset value of derivative instruments	18,092	7,158
Current deferred tax asset, net	6,599	20,247
Prepaid expenses and other current assets	30,114	21,219
Total current assets	328,931	246,863

Property and equipment, net	45,078	44,712
Goodwill	199,052	199,052
Intangibles, net	56,383	58,894
Long-term deferred tax asset, net	24,932	26,551
Deferred charges and other assets, net	9,425	6,436
Total assets	$ 663,801	$ 582,508

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 33,407	$ 16,626
Revolving credit facility borrowings	13,076	--
Fair liability value of derivative instruments	--	1,586
Accrued expenses and other current liabilities	78,672	68,854
Unearned service contract revenue	49,233	40,110
Customer credit balances	45,737	68,762
Total current liabilities	220,125	195,938

Long-term debt	124,198	82,770
Other long-term liabilities	23,510	23,889

Partners' capital
Common unitholders	322,687	307,092
General partner	348	290
Accumulated other comprehensive loss, net of taxes	(27,067)	(27,471)
Total partners' capital	295,968	279,911
Total liabilities and partners' capital	$ 663,801	$ 582,508

(tables follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2010	2009

Sales:
Product	$ 404,968	$ 301,765
Installations and service	54,533	47,054
Total sales	459,501	348,819
Cost and expenses:
Cost of product	301,672	214,515
Cost of installations and service	52,622	45,672
(Increase) decrease in the fair value of derivative instruments	(13,906)	(3,392)
Delivery and branch expenses	65,961	56,822
Depreciation and amortization expenses	4,577	3,535
General and administrative expenses	4,924	5,053
Operating income	43,651	26,614
Interest expense	(4,220)	(4,270)
Interest income	532	394
Amortization of debt issuance costs	(694)	(656)
Loss on redemption of debt	(1,700)	--
Income before income taxes	37,569	22,082
Income tax expense	17,011	10,077
Net income	$ 20,558	$ 12,005
General Partner's interest in net income	99	54
Limited Partners' interest in net income	$ 20,459	$ 11,951

Per unit data (Basic and Diluted):
Net income available to limited partners	$ 0.30	$ 0.16
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.04	0.01
Limited Partner's interest in net income under FASB ASC 260-10-45-60	$ 0.26	$ 0.15

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	67,078	72,661

(supplemental information follows)

SUPPLEMENTAL INFORMATION
STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended December 31,
(in thousands)	2010	2009

Net income	$ 20,558	$ 12,005
Plus:
Income tax expense	17,011	10,077
Amortization of debt issuance cost	694	656
Interest expense, net	3,688	3,876
Depreciation and amortization	4,577	3,535
EBITDA from continuing operations	46,528	30,149

(Increase) / decrease in the fair value of derivative instruments	(13,906)	(3,392)
Loss on redemption of debt	1,700	--
Adjusted EBITDA	34,322	26,757

Add / (subtract)
Income tax expense	(17,011)	(10,077)
Interest expense, net	(3,688)	(3,876)
Provision for losses on accounts receivable	2,648	2,148
Increase in accounts receivables	(115,161)	(76,952)
Increase in inventories	(10,324)	(9,387)
Decrease in customer credit balances	(23,134)	(21,790)
Change in deferred taxes	14,980	9,482
Change in other operating assets and liabilities	28,658	10,708
Net cash used in operating activities	$ (88,710)	$ (72,987)

Net cash used in investing activities	$ (3,182)	$ (1,555)

Net cash provided by financing activities	$ 44,634	$ 21,947

Home heating oil and propane gallons sold	112,700	96,000
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or cwitty@darrowir.com